CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.250% Secured Medium-Term Notes, Series M, due September 1, 2023	$325,000,000	$40,462.50

(1)      The filing fee of $40,462.50 is calculated in accordance with Rule 457(r) under the Securities Act of 1933 and relates to the Registration Statement on Form S-3 (No. 333-221639) filed by Public Service Electric and Gas Company on November 17, 2017.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-221639

Pricing Supplement to Prospectus Supplement Dated May 2, 2018 and Prospectus Dated November 17, 2017

Pricing Supplement dated September 5, 2018
(To Prospectus Supplement dated May 2, 2018
and Prospectus dated November 17, 2017)

3.250% Secured Medium-Term Notes, Series M, due September 1, 2023

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

CUSIP: 74456QBW5

Trade Date: September 5, 2018

Original Issue Date/Settlement Date: September 7, 2018

Principal Amount: $325,000,000

Price to Public: 99.823% of Principal Amount, plus accrued interest from September 7, 2018 if settlement occurs after that date

Purchase Price: 99.323% of Principal Amount

Net Proceeds to Company: $322,799,750

Interest Rate: 3.250% per annum

Initial Interest Accrual Date: September 7, 2018

Interest Payment Dates: March 1 and September 1, commencing March 1, 2019

Regular Record Dates: February 15 and August 15

Maturity Date: September 1, 2023

These Notes are DTC Eligible and will be issued in book-entry form.

Mode of Distribution: [X] Underwritten [ ] Agented

[X] Academy Securities, Inc. ($9,750,000)

[ ] Barclays Capital Inc.

[ ] BNP Paribas Securities Corp.

[ ] BNY Mellon Capital Markets, LLC

[X] CIBC World Markets Corp. ($52,000,000)

[ ] Citigroup Global Markets Inc.

[X] Credit Suisse Securities (USA) LLC ($39,000,000)

[ ] Goldman Sachs & Co. LLC

[ ] J.P. Morgan Securities LLC

[X] Loop Capital Markets LLC ($9,750,000)

[X] Merrill Lynch, Pierce, Fenner & Smith
                             Incorporated ($39,000,000)

[ ] Mizuho Securities USA LLC

[ ] Morgan Stanley & Co. LLC

[X] MUFG Securities Americas Inc. ($52,000,000)

[ ] RBC Capital Markets, LLC

[X] Scotia Capital (USA) Inc. ($52,000,000)

[ ] TD Securities (USA) LLC

[X] U.S. Bancorp Investments, Inc. ($19,500,000)

[X] Wells Fargo Securities, LLC ($52,000,000)

Redemption Provisions:

The Secured Medium-Term Notes, Series M offered hereby (the “Secured Medium-Term Notes”) will be subject to redemption as described in the prospectus and prospectus supplement.

Additionally, the Secured Medium-Term Notes will be subject to redemption at any time prior to August 1, 2023 (the date that is one month prior to the Maturity Date) (the “Make Whole Redemption Period”) on not less than 30 days’ prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to the greater of (i) 100% of the principal amount of the Secured Medium-Term Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due if such Secured Medium-Term Notes matured on August 1, 2023 (exclusive of accrued interest to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points (0.100%), plus, in either case, accrued interest thereon to the date of redemption.

At any time on or after August 1, 2023 (the date that is one month prior to the Maturity Date), the Secured Medium-Term Notes will be subject to redemption on not less than 30 days’ prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to 100% of the principal amount of the Secured Medium-Term Notes to be redeemed, plus accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date during the Make Whole Redemption Period, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Secured Medium-Term Notes to be redeemed (assuming that the Secured Medium-Term Notes matured on August 1, 2023) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such remaining term of the Secured Medium-Term Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date during the Make Whole Redemption Period, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (ii) if the Trustee is unable to obtain five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by PSE&G and acceptable to the Trustee.

“Reference Treasury Dealer” means a primary U.S. Government Securities Dealer in the United States (a “Primary Treasury Dealer”) selected by PSE&G and acceptable to the Trustee.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date during the Make Whole Redemption Period, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Use of Proceeds:

We expect to use a portion of the net proceeds from the sale of the Secured Medium-Term Notes and the concurrent offering of $325.0 million aggregate principal amount of 3.650% Secured Medium-Term Notes, Series M, due September 1, 2028, to repay at maturity $350 million of our 2.300% Secured Medium-Term Notes, Series I, due September 15, 2018, including accrued and unpaid interest thereon.

The remaining net proceeds from this offering and the concurrent offering will be used for general corporate purposes.

No PRIIPs KID:

No PRIIPs key information document (KID) has been prepared as not available to retail in the EEA.

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